EXHIBIT 5


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                                                                       EXHIBIT 5
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                            [Duane Morris Letterhead]



                                   June 14, 2001


The Board of Directors of
 Donegal Group, Inc.
1195 River Road
Marietta, PA  17547


Ladies and Gentlemen:

     We have acted as counsel to Donegal Group Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 200,000 shares (the "Shares") of Class A Common Stock, $.01 par value, of the Company, being offered and sold pursuant to the Company's 2001 Equity Incentive Plan for Directors (the "Plan").

     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and By-Laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based on the foregoing, it is our opinion that each of the Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                    Sincerely,




                                    DUANE, MORRIS & HECKSCHER LLP



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